As filed with the Securities and Exchange Commission on February 27, 2017

Registration No. 333-204399

Registration No. 333-203911

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-3 Registration No. 333-204399

Form S-3 Registration No. 333-203911

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOODRICH PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1311	76-0466193
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

801 Louisiana St., Suite 700

Houston, Texas 77002

(713) 780-9494

(Address, including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Walter G. Goodrich

Chief Executive Officer

Goodrich Petroleum Corporation

801 Louisiana St., Suite 700

Houston, Texas 77002

(713) 780-9494

(Name and address of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), is filing these Post-Effective Amendments to each of the following Registration Statements (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)	Registration No. 333-204399 on Form S-3, pertaining to the resale of 100,000 warrants and 4,884,000 shares of the Company’s common stock, par value $0.20 per share (the “Common Stock”), underlying the warrants, by the selling security holders named therein, which was filed with the Securities and Exchange Commission (the “SEC”) on May 22, 2015.

(2)	Registration No. 333-203911 on Form S-3, pertaining to the offer and sale from time to time of the securities included therein for an aggregate initial offering price not to exceed $500,000,000, which was filed with the SEC on May 6, 2015.

On April 15, 2016, the Company and its subsidiary Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (the “Subsidiary,” and together with the Company, the “Debtors”), filed voluntary petitions (the cases commenced thereby, the “Chapter 11 Cases”) seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), to pursue a Chapter 11 plan of reorganization. The Company filed a motion with the Bankruptcy Court seeking joint administration of the Chapter 11 Cases under the caption In re Goodrich Petroleum Corporation, et al. (Case No. 16-31975). On August 12, 2016, the Debtors filed the proposed First Amended Joint Chapter 11 Plan of Reorganization (as amended, modified or supplemented from time to time, the “Plan”).

On September 28, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan as modified by the Confirmation Order and on October 12, 2016, in connection with the Company’s emergence from bankruptcy and pursuant to the Plan, all existing shares of Common Stock and other equity and debt securities of the Company were cancelled, and accordingly, all offerings of the Company’s securities, including those pursuant to the Registration Statements, were also terminated.

In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 27, 2017.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Walter G. Goodrich
Walter G. Goodrich
Chief Executive Officer

GOODRICH PETROLEUM COMPANY, L.L.C.

By:	/s/ Walter G. Goodrich
Walter G. Goodrich
Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.